SANDIE O’CONNOR JOINS TEREX CORPORATION BOARD OF DIRECTORS

WESTPORT, CT, April 1, 2020 -- Terex Corporation (NYSE:TEX) announced today that Sandie O’Connor has been appointed to its Board of Directors. Ms. O’Connor recently retired as the Chief Regulatory Affairs Officer for JPMorgan Chase, a global financial services firm. In this capacity, she set the firm’s comprehensive regulatory strategy and led engagement with G-20 international standard setters, regulators and policymakers regarding evolving regulation and legislation. Using her extensive market expertise and deep understanding of capital flows, balance sheets and market liquidity she provided meaningful perspectives on impacts to clients, business activity and economic growth. Prior to this role, she held several leadership positions spanning corporate functions as well as client facing businesses including Global Treasurer and Head of Prime Services. Ms. O’Connor joined JPMorgan in 1988 and over a 30 year career, held positions of increasing responsibility within the company’s Investment Bank and Corporate divisions.

“Sandie O’Connor will be an excellent addition to our Board of Directors,” commented John L. Garrison, Jr., Terex Chairman and CEO. “With more than 30 years of finance experience at one of the world’s leading financial services firm, Sandie is a proven leader who will further strengthen the capabilities of our Board.”

About Terex:
Terex Corporation is a global manufacturer of lifting and materials processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in two business segments: Aerial Work Platforms and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) to make information available to its investors and the market.

Contact Information:
Terex Corporation
Randy Wilson
Director, Investor Relations
(203) 221-5415
randy.wilson@terex.com